UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 8, 2016
 ______________________________________________________________
TerraForm Global, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________________________________________

Delaware	001-37528	47-1919173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Pending Acquisitions Update

Alto Cielo Transaction
On April 8, 2016, TerraForm Global, Inc. (the “Company”) closed the acquisition of the 26.4 MW capacity Alto Cielo operating solar power plant located in Uruguay from Solarpack Corporación Tecnológica, S.L. Following the closing, the Company has a 100% ownership interest in the Alto Cielo power plant. The power plant reached commercial operation in March 2016. The aggregate consideration paid by the Company for the Alto Cielo power plant was approximately $35.4 million.

BioTherm Transaction
As previously disclosed, in April 2015, the Company entered into a purchase and sale agreement to acquire a controlling interest in three operating power plants located in South Africa with a combined generation capacity of 32.6 MW from BTSA Netherlands Cooperatie U.A. (“BioTherm”).

The aggregate consideration payable for these three power plants is approximately $73.6 million, comprised of approximately $67.7 million in cash and 544,055 shares of the Company’s Class A common stock, which is fixed in accordance with the purchase and sale agreement. The aggregate consideration includes amounts for certain additional rights and services. The completion of the BioTherm transaction remains subject to obtaining consents from the South African Department of Energy and project lenders and is expected to occur in the third quarter of 2016.

In August 2015, the Company paid $65.7 million in cash for the solar power plants Aries and Konkoonsies and the wind power plant Klipheuwel. In addition to the cash consideration, the Company provided 544,055 shares of its Class A common stock as consideration for the three power plants. Approximately $20.3 million of the August cash payment and all of the 544,055 shares of the Company’s Class A common stock were deposited into an escrow account. The remaining balance of $2.0 million cash is payable to BioTherm after the receipt of consent to the transfer of the power plants from the South African Department of Energy.

Prior to the completion of the BioTherm transaction, BioTherm is required to direct payment of all distributions from the Klipheuwel power plant to the Company, and the Company and BioTherm are required to jointly direct the release of amounts equal to the cash distributions from the Aries and Konkoonsies solar power plants from the escrow account to the Company.

Pending receipt of the consents from the South African Department of Energy and project lenders, the Company may at its discretion direct a sale of the power plants to a third party. In respect of the Aries and Konkoonsies projects, if the closing has not occurred by November 30, 2016, the parties are required to negotiate for 60 days to agree upon an alternative structure that would permit release of the escrowed funds. Failure to reach such agreement by January 30, 2017 would entitle BioTherm to sell the power plants to a third party. Upon closing of a sale to a third party, all sale proceeds are required to be paid to the Company, any amounts remaining in the escrow account are required to be released to BioTherm and the Company is required to pay to BioTherm the remaining $2.0 million cash balance of the purchase price.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM GLOBAL, INC.

		By:	/s/ Rebecca Cranna
Date:	April 8, 2016		Name:	Rebecca Cranna
			Title:	Executive Vice President and Chief Financial Officer